Checkpoint Systems, Inc.
101 Wolf Drive
Thorofare, NJ 08086 USA

Tel.: +800-257-5540
Fax: +856-848-0937
www.checkpointsystems.com

News

COMPANY CONTACT:
James M. Lucania
856-384-2480

Checkpoint Systems, Inc. Appoints James M. Lucania
Senior Vice President, Chief Financial Officer and Treasurer

Checkpoint Systems, Inc., Thorofare, NJ, November 10, 2015 (NYSE:CKP) announced today the appointment of James M. Lucania as Senior Vice President, Chief Financial Officer and Treasurer, continuing to report to Chief Executive Officer, George Babich effective immediately.

Mr. Lucania has been Acting Chief Financial Officer since March 19, 2015.  Previously, Mr. Lucania served as Vice President of Finance and Treasurer of the Company since 2012.  Prior to joining the Company, Mr. Lucania worked at Miller Buckfire, an independent investment bank and advisory firm where he served most recently as a Vice President and led large-scale corporate restructuring, M&A, and public and private financing transactions.

“Jim’s performance during the course of the year has proven that he is the appropriate person for this role.  Checkpoint and the finance organization will be energized under Jim’s continued leadership”, said Mr. Babich.

Joseph G. Driscoll, Chief Accounting Officer, will now report directly to Mr. Lucania.

Checkpoint Systems, Inc.

Checkpoint Systems is a global leader in merchandise availability solutions for the retail industry, encompassing loss prevention and merchandise visibility. Checkpoint provides end-to-end solutions enabling retailers to achieve accurate real-time inventory, accelerate the replenishment cycle, prevent out-of-stocks and reduce theft, thus improving merchandise availability and the shopper’s experience. Checkpoint's solutions are built upon 45 years of radio frequency technology expertise, innovative high-theft and loss-prevention solutions, market-leading RFID hardware, software, and comprehensive labeling capabilities, to brand, secure and track merchandise from source to shelf. Checkpoint's customers benefit from increased sales and profits by implementing merchandise availability solutions, to ensure the right merchandise is available at the right place and time when consumers are ready to buy.

For more information, visit www.checkpointsystems.com.